Exhibit 99.1

Cerner Delivers Record Second Quarter New Business Bookings; Cash Flow and Margin Expansion also Very Strong

    KANSAS CITY, Mo.--(BUSINESS WIRE)--July 21, 2004--Cerner Corporation (NASDAQ:CERN) today announced results for the 2004 second quarter ended July 3, 2004. Diluted earnings per share were $0.38, compared to $0.25 in the second quarter of 2003. Analysts' consensus estimates for second quarter earnings per share were $0.37.
    Second quarter revenues increased 10 percent to $228.4 million compared to $207.7 million in the year-ago quarter. Net earnings in the quarter were $14.3 million, compared to $8.9 million in the second quarter of 2003.
    New business bookings in the second quarter were $240.4 million, an increase of 19 percent compared to $201.2 million in the second quarter of 2003. These bookings were a record for second quarter and the second highest level of bookings for any quarter. The Company generated strong operating cash flow of $36.7 million in the second quarter driven by strong cash collections and a significant number of Cerner Millennium(TM) implementations.

    Other Second Quarter Highlights:

    -- Operating margin of 11.3 percent, an increase of 340 basis points compared to the second quarter of 2003.

    --  Strong cash collections of $235.3 million.

    -- Days Sales Outstanding (DSOs) of 103 days, which is 9 days lower than a year ago and down 5 days sequentially.

    -- Total revenue backlog of $1.4 billion, up 29 percent over the year-ago quarter. This is comprised of $1.1 billion of contract backlog and $324 million of support and maintenance backlog.

    -- 245 Cerner Millennium solutions were implemented during the quarter. Cerner has now turned on more than 3,000 Cerner
        Millennium solutions at over 600 client facilities worldwide.

    -- Computerized Physician Order Entry was brought live at 64 locations, bringing the total to more than 300.

    "We are extremely pleased with our second quarter results," said Neal Patterson, Cerner's co-founder, Chairman and Chief Executive Officer. "Our sales and operational execution was as good as I have ever seen it, and we intend to build on this momentum."
    "Our record bookings performance reflects our continued leadership position in the healthcare information technology industry, and we believe the outlook for the industry is good," added Patterson. "Healthcare providers, the Federal Government, policy makers, employers, public and private payers, and consumers are collectively driving changes that will lead to investments in technology to enable higher quality, more efficient, and safer healthcare."

    Future Period Guidance

    Cerner expects earnings per share in the third quarter of 2004 to be between $0.43 and $0.44. The Company expects revenue in the third quarter to be approximately $230 million to $235 million. Cerner expects bookings revenue in the third quarter to be between $205 million and $225 million.
    For 2004, the Company expects earnings per share between $1.66 and $1.69 (not including the $0.05 gain from the sale of Zynx Health in the first quarter of 2004), which is up from previous guidance of $1.63 to $1.67. Cerner still expects revenue for 2004 to be at the upper end of its existing guidance range of $920 million to $940 million.
    The Company also reiterated its cash flow guidance for 2004, indicating that it expects to generate between $120 million and $140 million of operating cash flow. Based on these estimates, the Company still expects to generate positive free cash flow, defined as operating cash flow less capital expenditures and capitalized software, in 2004.

    Earnings Conference Call

    Cerner will host an earnings conference call to provide additional detail at 3:30 p.m. CT on July 21, 2004. The dial-in number for the call is (617) 786-2964 and the replay number is (617) 801-6888 (Pass code: 14872710). The call will also be Web cast and available both live and archived on Cerner's Web site at www.cerner.com in the Investors' section under News and Events. Please access the site fifteen minutes early to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be made available shortly after the call and will run for two weeks. A copy of the script used during the call will also be available at www.cerner.com in the Investors' section under News and Events.

    Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 1,500 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of
Cerner: Cerner, Cerner Millennium, and Cerner's logo. (Nasdaq:CERN), www.cerner.com.

    This release may contain forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company's performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words "intend", "believe", "will lead", "expects", "guidance", "estimates", or variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: quarterly operating results may vary, stock price may be volatile, market risk of investments, potential impairment of goodwill, changes in the healthcare industry, significant competition, the Company's proprietary technology may be subjected to infringement claims or may be infringed upon, regulation of the Company's software by the U.S. Food and Drug Administration or other government regulation, the possibility of product-related liabilities, possible system errors or failures or defects in the performance of the Company's software, risks associated with the Company's global operation and the recruitment and retention of key personnel. Additional discussion of these and other factors affecting the Company's business is contained in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.



                          CERNER CORPORATION
                   CONSOLIDATED STATEMENTS OF EARNINGS

                                 Three               Three
                                 Months              Months
                                 Ended      YTD      Ended      YTD
(In thousands, except per       July 3,   July 3,   June 28,  June 28,
 share data)                      2004     2004(1)    2003      2003
                               --------- --------- --------- ---------

Revenue
   System sales               $  84,853   169,365    82,742   161,336
   Support, maintenance and
    services                    133,949   261,018   116,240   229,172
   Reimbursed travel              9,588    16,734     8,713    15,378
                               --------- --------- --------- ---------

          Total revenue         228,390   447,117   207,695   405,886

Margin
  System sales                   56,009   113,788    51,188   101,577
   Support, maintenance and
    services                    121,817   236,092   103,411   202,961
                               --------- --------- --------- ---------

          Total margin          177,826   349,880   154,599   304,538
                               --------- --------- --------- ---------

Operating expenses
   Sales and client service      94,232   187,074    86,646   174,737
   Software development          42,769    85,323    38,457    75,915
   General and administrative    14,919    29,064    13,149    26,291
                               --------- --------- --------- ---------

          Total operating
           expenses             151,920   301,461   138,252   276,943
                               --------- --------- --------- ---------

          Operating earnings     25,906    48,419    16,347    27,595

   Interest income                  438       880       191       600
   Interest expense              (2,230)   (4,787)   (1,794)   (4,049)
   Other income                    (174)    2,840       127       143
                               --------- --------- --------- ---------

          Non-operating
           expense, net          (1,966)   (1,067)   (1,476)   (3,306)

Earnings before income taxes     23,940    47,352    14,871    24,289
Income taxes                     (9,626)  (18,909)   (5,928)   (9,753)
                               --------- --------- --------- ---------

Net earnings                  $  14,314    28,443     8,943    14,536
                               ========= ========= ========= =========

Basic earnings per share      $    0.40      0.79      0.25      0.41
                               ========= ========= ========= =========

Basic weighted average shares
 outstanding                     36,044    35,799    35,395    35,476

Diluted earnings per share    $    0.38      0.76      0.25      0.40
                               ========= ========= ========= =========

Diluted weighted average
 shares outstanding              37,510    37,306    35,731    36,215


Note 1: Includes a gain on the sale of Zynx Health Incorporated. The impact of this gain is a $1.8 million increase, net of $1.2 million tax expense, in net earnings and an increase to diluted earnings per share of $.05 for 2004.




                          CERNER CORPORATION
                      CONSOLIDATED BALANCE SHEETS

(In thousands)                                 July 3,     January 3,
                                                2004         2004
                                             -----------  ------------
Assets

Cash and cash equivalents                   $   137,224       121,839
Receivables                                     258,744       256,574
Inventory                                        10,473        12,434
Prepaid expenses and other                       35,212        38,132
                                             -----------  ------------

     Total current assets                       441,653       428,979

Property and equipment, net                     217,655       204,953
Software development costs, net                 150,242       141,090
Goodwill, net                                    52,831        51,573
Intangible assets, net                           22,189        24,036
Investments, net                                    410           692
Other assets                                      6,662         8,017
                                             -----------  ------------

Total assets                                $   891,642       859,340
                                             ===========  ============

Liabilities

Accounts payable                            $    20,198        20,753
Current installments of long-term debt           24,715        21,162
Deferred revenue                                 62,614        64,879
Deferred income taxes                            15,521        15,586
Accrued payroll and tax withholdings             45,811        45,004
Other accrued expenses                           12,281        10,095
                                             -----------  ------------

     Total current liabilities                  181,140       177,479
                                             -----------  ------------


Long-term debt, net                             111,095       124,570
Deferred income taxes                            62,852        59,500
Deferred revenue                                  1,551         1,945
                                             -----------  ------------

     Total liabilities                          356,638       363,494
                                             -----------  ------------

Minority owners' equity interest in
 subsidiary                                       1,166         1,166

Stockholders' Equity

Common stock                                        376           371
Additional paid-in capital                      248,387       236,969
Retained earnings                               307,806       279,363
Treasury stock, at cost (1,502,999 shares in
 2004 and 2003)                                 (26,793)      (26,793)
Foreign currency translation adjustment           4,062         4,770
                                             -----------  ------------

     Total stockholders' equity                 533,838       494,680

Total liabilities and equity                $   891,642       859,340
                                             ===========  ============

    CONTACT: Cerner Corporation
             Investors:
             Allan Kells, 816-201-2445
             akells@cerner.com
                or
             Media:
             Justin Scott, 816-201-6438
             jscott@cerner.com
             http://www.cerner.com